Certificate of Incorporation
BEVERAGE PACKAGING HOLDINGS III LIMITED 6527572
NZBN: 9429046436863
This is to certify that BEVERAGE PACKAGING HOLDINGS III LIMITED was incorporated under the Companies Act 1993 on the 31st day of October 2017.

Registrar of Companies 31st day of October 2017

For further details relating to this company check http://app.companiesoffice.govt.nz/co/6527572 Certificate generated 31 October 2017 03:27 PM NZDT